NEWS RELEASE

Media Contact(s):	Investor Contact(s):
Shannon Lapierre 860-547-5624 Shannon.Lapierre@thehartford.com	Rick Costello 860-547-8480 Richard.Costello@thehartford.com

Debora Raymond 860-547-9613 Debora.Raymond@thehartford.com	JR Reilly 860-547-9140 JR.Reilly@thehartford.com

The Hartford Announces Agreement To Acquire Federal Trust Bank And Application To U.S. Treasury Capital Purchase Program

Hartford, Conn., November 14, 2008 – The Hartford Financial Services Group, Inc. (NYSE: HIG) today announced that it has applied to the Office of Thrift Supervision (OTS) to become a savings and loan holding company and has applied to participate in the U.S. Treasury Department’s Capital Purchase Program (CPP).

In conjunction with these applications, The Hartford has signed a merger agreement to acquire the parent company of Federal Trust Bank for approximately $10 million and will also provide an additional amount to recapitalize the bank. Federal Trust Bank, a federally chartered, FDIC-insured savings bank is owned by Federal Trust Corporation, a unitary thrift holding company headquartered in Sanford, Fla. The completion of this acquisition will satisfy a key eligibility requirement for participation in CPP.

“We are taking these actions as a strong and well-capitalized financial institution looking for maximum flexibility and stability,” said Ramani Ayer, The Hartford’s chairman and chief executive officer. “Securing capital at the terms available through the Capital Purchase Program could be a prudent course in this market environment and would allow us to further supplement our existing capital resources.”

The Hartford’s purchase of Federal Trust Corporation is contingent on Treasury’s approval of The Hartford’s participation in the CPP, approval of the acquisition by the shareholders of Federal Trust Corporation, and the Office of Thrift Supervision’s approval of The Hartford’s application to become a savings and loan holding company. The Hartford estimates that it would be eligible for a capital purchase of between $1.1 billion and $3.4 billion under existing Treasury guidelines. The final amount of capital request will be determined following approval by Treasury.

About Federal Trust Corporation

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a federally-chartered, FDIC-insured savings bank. Federal Trust Bank operates 11 full-service offices in Seminole, Orange, Volusia, Lake and Flagler Counties, Florida. The company’s executive and administrative offices are located in Sanford, in Seminole County, Florida.

About The Hartford

The Hartford, a Fortune 100 company, is one of the nation’s largest financial services companies, with 2007 revenues of $25.9 billion. The Hartford is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance. International operations are located in Japan, the United Kingdom, Canada, Brazil and Ireland. The Hartford’s Internet address is www.thehartford.com.

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Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford’s future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include, without limitation, the difficulty in predicting the potential effect from the legislation and other governmental initiatives taken in response to the current financial crisis; the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; changes in financial and capital markets, including changes in interest rates, credit spreads, equity prices and foreign exchange rates; the inability to effectively mitigate the impact of equity market volatility on the company’s financial position and results of operations arising from obligations under annuity product guarantees; the possibility of unfavorable loss development; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments; the potential effect of domestic and foreign regulatory developments, including those which could increase the company’s business costs and required capital levels; the possibility of general economic and business conditions that are less favorable than anticipated; the company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the amount of statutory capital that the Company has and the Company’s ability to hold sufficient statutory capital to maintain financial strength and credit ratings; a downgrade in the company’s financial strength or credit ratings; the ability of the company’s subsidiaries to pay dividends to the company; the company’s ability to adequately price its property and casualty policies; the ability to recover the company’s systems and information in the event of a disaster or other unanticipated event; potential for difficulties arising from outsourcing relationships; potential changes in Federal or State tax laws, including changes impacting the availability of the separate account dividends received deduction; losses due to defaults by others; the company’s ability to protect its intellectual property and defend against claims of infringement; and other risks and uncertainties discussed in The Hartford’s Quarterly Reports on Form 10-Q, the 2007 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission. The Hartford assumes no obligation to update this release, which speaks as of the date issued.